Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                Computation of ratio of earnings to fixed charges
                 and preferred securities dividend requirements
                          (in thousands, except ratios)

                                                                      Three-month period ended
                                                                           March 31,1999
                                                                           -------------
Net income.......................................................            $  13,665

Fixed Charges

         Trustee Fees............................................                   30
         Audit Fees..............................................                    7
         Administrative Fees.....................................                   62
                                                                             ---------

Total Fixed Charges..............................................                   99
                                                                             ---------
Earnings before fixed charges....................................               13,764
                                                                             ---------
Fixed charges, as above..........................................                   99
Preferred securities dividend....................................               19,345
Fixed charges including preferred securities dividends...........               19,444
                                                                             =========
Ratio of earnings to fixed charges and preferred securities .....                  .71
                                                                             =========